Canandaigua National Corporation Announces Odd-Lot Tender Offer

July 1, 2013

Canandaigua National Corporation (“Canandaigua National” or the “Corporation”) (OTCBB:CNND.OBB) announced today that it will commence a tender offer to purchase all shares of its common stock held by persons owning 99 shares or fewer on the close of business as of June 26, 2013. The Corporation will pay $161.00 for each share properly tendered plus a $50 per shareholder incentive payment to holders properly tendering their shares prior to the expiration of the offer on August 12, 2013.

“The purpose of the tender offer is to reduce the number of Canandaigua National stockholders of record and reduce or eliminate SEC reporting costs,” stated Frank H. Hamlin, President and Chief Executive Officer of the Corporation. “We estimate that odd-lot stockholders who own less than 100 shares represent over 41% of our total stockholders of record but approximately only 1.0% of our total shares outstanding.”

After the completion of the tender offer, Canandaigua National plans to deregister its common stock with the Securities and Exchange Commission (“SEC”). “As a result of these actions, we expect to save considerable costs related to public company reporting requirements. We also expect to reduce the significant amount of management time devoted to these activities,” stated Mr. Hamlin.

Canandaigua National anticipates that its common stock may continue to trade in sealed-bid public auctions administered by the Bank’s Trust Department at the request of selling shareholders, and on the OTC Bulletin Board following the deregistration of its shares. The Corporation and its subsidiaries will also remain subject to reporting, compliance and oversight of its banking operations by the Federal Reserve Bank of New York, OCC, and NYS Department of Financial Services. Canandaigua National expects to continue to provide its stockholders with semi-annual financial information following deregistration from the SEC.

The tender offer is intended to result in the tender of shares by a sufficient number of stockholders to permit deregistration. The Corporation has reserved the right to extend the time of the offer and to withdraw the tender offer if it determines that it is inadvisable to proceed with the Offer for any reason. There is no minimum or maximum size of the tender offer, although it is limited to holders of 99 or fewer shares.

Stockholders and investors are urged to read Canandaigua National’s Schedule 13E-3 being filed today with the SEC in connection with this tender offer, which includes the Offer to Purchase for Cash. These materials contain important information including the various terms and conditions to the offer.

Investors may obtain copies of the Corporation’s Schedule 13E-3 for free from the SEC at www.sec.gov or from the Corporation. Questions or requests for documents may be directed to Richard H. Hawks, Jr., Sr. Vice President at (585) 394-4260, or in writing at Canandaigua National Corporation, 72 South Main Street, Canandaigua, New York 14424.

This press release is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any shares of Canandaigua National Corporation’s common stock. The offer is being made solely by the Offer to Purchase for Cash and the accompanying Letter of Transmittal, each dated July 1, 2013, which are being mailed to stockholders. The tender offer will expire at 5:00 p.m., Eastern Time, on Monday, August 12, 2013, unless otherwise extended or earlier terminated. Eligible stockholders who would like to accept the offer must tender all shares that they own. Partial tenders will not be accepted.

About Canandaigua National Corporation

Canandaigua National Corporation is a New York State multi-bank Financial Holding Company headquartered in Canandaigua, New York.   It is the parent holding company for The Canandaigua National Bank and Trust Company, Genesee Valley Trust Company and Canandaigua National Trust Company of Florida.   The Canandaigua National Bank and Trust Company has branches in Ontario and Monroe counties in the Finger Lakes Region of Western New York and has been in business since 1887.

Contacts:

Canandaigua National Corporation
Frank H. Hamlin, III
President and Chief Executive Officer
585-394-4260